Exhibit 99.1

Applied Digital Corporation Announces Closing of

$450 Million of Convertible Notes Offering

November 4, 2024

DALLAS, Nov. 4, 2024 (GLOBE NEWSWIRE) — Applied Digital Corporation (Nasdaq: APLD) (“Applied Digital” or the “Company”), a designer, builder, and operator of next-generation digital infrastructure designed for High-Performance Computing applications, today completed its previously announced offering of 2.75% Convertible Senior Notes due 2030 (the “Convertible Notes”) in a private offering to persons reasonably believed to be qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”). The aggregate principal amount of notes sold in the offering was $450 million, which includes $75 million aggregate principal amount of notes issued pursuant to an option to purchase additional notes granted to the initial purchasers, which the Initial Purchasers exercised in full on October 31, 2024.

In conjunction with the issuance of the Convertible Notes, the Company entered into capped call transactions with a cap price of $14.72 (representing a premium of 100% over the last reported sale price) and, pursuant to share repurchases and prepaid forward repurchase transaction, repurchased approximately $84 million of the Company’s common stock

The table below illustrates the potential net dilution expectations from the overall transaction.

Net Share Dilution of Convertible with Capped Call and Share Repurchase

Four aspects that reduce potential shareholder dilution from our recent convertible notes offering:

- **Inclusion of a Capped Call**
  - Company purchased a *capped call* to neutralize dilution until the stock price is 100% above the reference price ($7.36)
- **Concurrent Share Repurchase**
  - Company repurchased 11.41mm shares at the $7.36 reference share, simultaneous with the convertible offering
- **Convertible is Callable by Company after 3 Years**
  - The *provisional call* feature allows the Company to call the notes at any time after 3 years, if the stock price is 130% of the conversion price ($12.68)
- **Overnight Execution**
  - The convertible was priced on an *overnight basis*, off an unaffected share price, avoiding the typical price decline of a marketed offering

In combination, the Company will not issue more net shares than were repurchased upon conversion, until the share price is +166% above the $7.36 reference price, or $19.56 per share

Net shares Issued Upon Conversion (Grey Shaded Zone is Provisionally Callable by Company)

$450.0mm Deal Size at 2.75% coupon up 32.50% Conversion Premium with up 100.0% Capped Call Overlay + $84mm share repurchase

(in Millions)

Reference Price
Conversion Price
Upper Strike 100% above Stock Price at Issue
8.00
6.00
4.00
2.00
(2.00)
(4.00)
(6.00)
(8.00)
(10.00)
(12.00)
(14.00)
Shares in Millions
4%
3%
2%
1%
0%
(1%)
(2%)
(3%)
(4%)
(5%)
(6%)
(7%)
% of TSO
(11)
(11)
(11)
(11)
(8)
(3)
0
2
4
5
$7.36 0.0%
$9.75 32.5%
$12.68 72.3%
$14.72 100.0%
$16.00 117.4%
$18.00 144.6%
$19.56 165.7%
$21.00 185.3%
$22.00 198.9%
$23.00 212.5%

TSO based on approximately 216.36 shares outstanding as of October 8, 2024 per the Company's 10-Q filed on October 9, 2024.

1

The net proceeds from the sale of the Convertible Notes were approximately $434.5 million after deducting the initial purchasers’ discounts and commissions and estimated offering expenses payable by the Company. The Company expects to use approximately $84 million of the net proceeds from the offering to fund share repurchases of the Company’s common stock (the “common stock”) in connection with the offering including (i) $52.7 million to fund the cost of entering into prepaid forward repurchase and (ii) $31.3 million to repurchase shares of the common stock, approximately $51.8 million of the net proceeds from the offering to pay the cost of the capped call transactions, and the remainder for general corporate purposes.

About Applied Digital

Applied Digital (Nasdaq: APLD) develops, builds and operates next-generation data centers and cloud infrastructure. Different by design, the company’s purpose-built facilities are engineered to unleash the power of accelerated compute and deliver secure, scalable and sustainable digital hosting, along with turnkey CSaaS and GPU-as-a-Service solutions. Backed by deep hyperscale expertise and a robust pipeline of available power, Applied Digital accommodates AI Factories and beyond to support the world’s most exacting AI/ML, blockchain and high-performance computing (HPC) workloads.

Forward-Looking Statements

This release contains “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995 regarding, among other things, the intended use of the proceeds and the effects of entering into, the capped call transactions and prepaid forward repurchase described above. These statements use words, and variations of words, such as “continue,” “build,” “future,” “increase,” “drive,” “believe,” “look,” “ahead,” “confident,” “deliver,” “outlook,” “expect,” “intend,” “hope,” “remain,” “project” and “predict.” You are cautioned not to rely on these forward-looking statements. These statements are based on current expectations of future events and thus are inherently subject to uncertainty. If underlying assumptions prove inaccurate or known or unknown risks or uncertainties materialize, actual results could vary materially from the Company’s expectations and projections. These risks, uncertainties, and other factors include: decline in demand for our products and services; the volatility of the crypto asset industry; the inability to comply with developments and changes in regulation; cash flow and access to capital; and maintenance of third-party relationships. The Company cannot provide any assurances regarding its ability to effectively apply the net proceeds as described above. Information in this release is as of the dates and time periods indicated herein, and the Company does not undertake to update any of the information contained in these materials, except as required by law.

Investor Relations Contacts

Matt Glover and Ralf Esper

Gateway Group, Inc.

(949) 574-3860

APLD@gateway-grp.com

Media Contact

Buffy Harakidas, EVP and Jo Albers

JSA (Jaymie Scotto & Associates)

jsa_applied@jsa.net

(856) 264-7827

Source: Applied Digital Corporation

Released November 4, 2024